Exhibit 10.48

January 3, 2003

Tier Technologies, Inc.

1350 Treat Boulevard

Suite 250

Walnut Creek, CA 94596

Attention: James L. Bildner, Chairman & CEO

Ladies and Gentlemen:

This letter documents our agreement regarding certain revisions to my Employment Agreement with Official Payments Corporation, dated as of July 18, 2002 (the “Original Agreement” and, as amended by this letter, the “Agreement”).  Except as specifically amended herein, all other terms of the Original Agreement shall remain in full force and effect.

1)                                      The third sentence of the preamble shall be amended in its entirety to read as follows: “The end of the term of this Agreement is for the period from the Effective Date to May 15, 2003, unless sooner terminated.”

Section 1.2 of the Agreement shall be amended and supplemented by adding the following text:  “In addition to the one-time bonus payment to be made on January 15, 2003, Employee will be eligible to receive an additional one-time bonus payment in the amount of $250,000, net of applicable withholdings and deductions.  Payment of this additional one-time bonus will be made on May 15, 2003 and is contingent upon Employee being actively employed by the Company as of May 15, 2003 or having been terminated by the Company for any reason other than “for cause” as defined in Section 2.1(a) (including, without limitation, by reason of Employee’s death or disability), prior to May 15, 2003. Employee will not be eligible for such bonus if he resigns or if the Company terminates his employment for cause prior to May 15, 2003.”

Please confirm your agreement with the foregoing terms by signing the acknowledgment below.

Very truly yours,

/s/ Michael P. Presto

Michael P. Presto

Acknowledged and Agreed:

TIER TECHNOLOGIES, INC.

By:	/s/ Laura B. DePole
Print Name:	Laura B. DePole
Title:	CFO/Secretary